Exhibit 23.8

CONSENT OF INDEPENDENT AUDITOR

The Board of Directors
Apple REIT Ten, Inc.
Richmond, Virginia

We consent to the following with respect to a Post-Effective Amendment on Form S-11 filed with the Securities and Exchange Commission by Apple REIT Ten, Inc.:

(1)

the use of our report dated September 15, 2011 with respect to the combined balance sheet of Omaha Downtown Lodging Investors II, LLC and Scottsdale Lodging Investors, LLC as of December 31, 2010, and the related combined statements of operations and members’ deficit, and cash flows for the year then ended, incorporated by reference herein.

(2)	the references to our firm as “experts” in such Post-Effective Amendment.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Madison, Wisconsin
January 15, 2013